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                                  EXHIBIT 12.1

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                Computation of Ratio of Earnings to Fixed Charges
                     For the Five Years Ended July 31, 2002
                      (in thousands, except per share data)

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                                         July 31      July 31      July 31     July 31    July 31
                                           1998        1999         2000        2001        2002
                                                    (Restated)   (Restated)  (Restated)
Earnings:

Income before income taxes                 $175        $234         $868          694     $1,748

Plus interest expense                       244         263          862        1,006        850

Earnings available for fixed charges        419         497        1,730        1,700      2,598

Interest expense                            244         263          862        1,006        850

Ratio of earnings to fixed charges         1.72x       1.89x        2.01x       1.81x       3.06x
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